                                                                    EXHIBIT 99.6

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

RECENT EVENTS AND COMPANY OUTLOOK

      In February 2003, we outlined our planned business strategy in response to the events that significantly impacted the energy sector and our company during late 2001 and much of 2002, including the collapse of Enron and the severe decline of the telecommunications industry. The plan focused on migrating to an integrated natural gas business comprised of a strong, but smaller, portfolio of natural gas businesses; reducing debt; and increasing our liquidity through asset sales, strategic levels of financing and reductions in operating costs. The plan was designed to address near-term and medium-term debt and liquidity issues, to de-leverage the company with the objective of returning to investment grade status and to develop a balance sheet and cash flows capable of supporting and ultimately growing our remaining businesses.

      As discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, we successfully executed certain critical components of our plan during 2003. Key execution steps for 2004 and beyond include the following:

            - completion of planned asset sales, which are estimated to generate proceeds of approximately $800 million in 2004;

            -     additional reductions of our SG&A costs;

            - the replacement of our cash-collateralized letter of credit and revolver facility with facilities that do not encumber cash; and

            -     continuation of our efforts to exit from the Power business.

      Projected asset sales in 2004 include the Alaska refinery and certain assets of our Midstream segment including the straddle plants in western Canada. On March 31, 2004, we completed the sale of our Alaska refinery and related assets for approximately $304 million (see Note 5 of Notes to Consolidated Financial Statements).

      In April 2004, we entered into two new unsecured credit facilities totaling $500 million, primarily for the purpose of issuing letters of credit. During April 2004, use of these facilities released approximately $500 million of restricted cash, restricted investments and margin deposits. Also, on May 3, 2004, we entered into a new three-year, $1 billion secured revolving credit facility. The revolving facility is secured by certain Midstream assets and a guarantee from WGP (see Note 10 of Notes to Consolidated Financial statements).

      As part of our planned strategy, on February 25, 2004, our Exploration & Production segment amended its $500 million secured note facility, which was originally due May 30, 2007. The amendment provided more favorable terms including a lower interest rate and an extension of the maturity by one year (see Note 10 of Notes to Consolidated Financial Statements).

      On March 15, 2004, we retired $679 million of senior unsecured 9.25 percent notes due March 15, 2004. The amount represented the outstanding balance subsequent to the fourth-quarter 2003 tender which retired $721 million of the original $1.4 billion balance. Long-term debt, excluding the current portion, at March 31, 2004 was approximately $10.8 billion.

POWER BUSINESS STATUS

      Since mid-2002, we have been pursuing a strategy of exiting the Power business and have worked with financial advisors to assist with this effort. To date, several factors have contributed to the difficulty of achieving a complete exit from this business, including the following with respect to the wholesale power industry:

            - oversupply position in most markets expected through the balance of the decade;

            -     slow North American gas supply response to high gas prices;
                  and

            - expectations of hybrid regulated/deregulated market structure for several years.

Management's Discussion & Analysis (Continued)

      As a result of these factors and the size of our Power business, the number of financially viable parties expressing an interest in purchasing the entire business have been limited. Additionally, the current and near term view of the wholesale power market, which we interpret as depressed, has strongly influenced these parties' view of value and related risk associated with this business.

                                     99.6-1

      Because market conditions may change, and we cannot determine the impact of this on a buyer's point of view, amounts ultimately received in any portfolio sale, contract liquidation or realization may be significantly different from the estimated economic value or carrying values reflected in the Consolidated Balance Sheet. In addition, our tolling agreements are not derivatives and thus have no carrying value in the Consolidated Balance Sheet pursuant to the application of EITF 02-3. Based on current market conditions, certain of these agreements are forecasted to realize significant future losses. It is possible that we may sell contracts for less than their carrying value or enter into agreements to terminate certain obligations, either of which could result in significant future loss recognition or reductions of future cash flows.

      We continue to evaluate alternatives and discuss our plans and operating strategy for the Power business with our Board of Directors. As an alternative to continuing a plan of pursuing a complete exit from the Power business, we are evaluating whether the benefits of realizing the positive cash flows expected to be generated by this business through continued ownership exceed the benefits of a sale at a depressed price. If we pursue this alternative, we expect to continue our current program of managing this business to minimize financial risk, generate cash and manage existing contractual commitments.

GENERAL

      In accordance with the provisions related to discontinued operations within Statement of Financial Accounting Standard (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the consolidated financial statements and notes in Item 1 reflect the results of operations, financial position and cash flows through the date of sale, as applicable, of the following components as discontinued operations (see Note 5 of Notes to Consolidated Financial Statements):

            - retail travel centers concentrated in the Midsouth, part of the previously reported Petroleum Services segment;

            - refining and marketing operations in the Midsouth, including the Midsouth refinery, part of the previously reported Petroleum Services segment;

            - Texas Gas Transmission Corporation, previously one of Gas Pipeline's segments;

            - natural gas properties in the Hugoton and Raton basins, previously part of the Exploration & Production segment;

            - bio-energy operations, part of the previously reported Petroleum Services segment;

            - our general partnership interest and limited partner investment in Williams Energy Partners, previously the Williams Energy Partners segment;

            - the Colorado soda ash mining operations, part of the previously reported International segment;

            - certain gas processing, natural gas liquids fractionation, storage and distribution operations in western Canada and at a plant in Redwater, Alberta, previously part of the Midstream segment;

            - refining, retail and pipeline operations in Alaska, part of the previously reported Petroleum Services segment;

            - Gulf Liquids New River Project LLC, previously part of the Midstream segment; and

            - our straddle plants in western Canada, previously part of the Midstream segment.

      Effective June 1, 2004, and due in part to FERC Order 2004, management and decision - making control of certain regulated gas gathering assets was transferred from our Midstream segment to our Gas Pipeline segment. Consequently, the results of operations were similarly reclassified. All prior periods reflect these classifications.

      Unless indicated otherwise, the following discussion and analysis of results of operations, financial condition and liquidity relates to our current continuing operations and should be read in conjunction with the consolidated financial statements and notes thereto included in Item 1 [Exhibit 99.5] of this document and our 2003 Annual Report on Form 10-K.

                                     99.6-2

RESULTS OF OPERATIONS

CONSOLIDATED OVERVIEW

      The following table and discussion is a summary of our consolidated results of operations for the three months ended March 31, 2004. The results of operations by segment are discussed in further detail following this consolidated overview discussion.

                                      THREE MONTHS ENDED MARCH 31,
                                  ------------------------------------
                                                         % CHANGE FROM
                                    2004        2003        2003 (1)
                                  --------    --------   -------------
                                             (MILLIONS)
Revenues                          $3,065.5    $4,776.1       -36%
Costs and expenses:
  Costs and operating expenses     2,689.9     4,423.6       +39%
  Selling, general and
   administrative expenses            84.4       105.6       +20%
  Other expense - net                  8.4          .7        NM
  General corporate expenses          32.0        22.9       -40%
                                  --------    --------
  Total costs and expenses         2,814.7     4,552.8       +38%
Operating income                     250.8       223.3       +12%
Interest accrued - net              (239.3)     (340.9)      +30%
Interest rate swap loss               (8.1)       (2.8)     -189%
Investing income                      10.3        46.3       -78%
Minority interest in income of
  consolidated subsidiaries           (4.8)       (3.5)      -37%
Other income - net                      .9        22.1       -96%
                                  --------    --------
Income (loss) from continuing
  operations before income
  taxes and cumulative effect
  of change in accounting
  principles                           9.8       (55.5)       NM
Provision (benefit) for income
  taxes                               11.3       (12.4)       NM
                                  --------    --------
Loss from continuing operations       (1.5)      (43.1)      +97%
Income (loss) from discontinued
  operations                          11.4       (10.1)       NM
                                  --------    --------
Income (loss) before cumulative
  effect of change in
  accounting principles                9.9       (53.2)       NM
Cumulative effect of change in
  accounting principles                  -      (761.3)       NM
                                  --------    --------
Net income (loss)                      9.9      (814.5)       NM
Preferred stock dividends                -         6.8        NM
                                  --------    --------
Income (loss) applicable to
  common stock                    $    9.9    $ (821.3)       NM
                                  ========    ========

(1) + = Favorable Change; - = Unfavorable Change; NM = A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

                                     99.6-3

Three Months Ended March 31, 2004 vs. Three Months Ended March 31, 2003

      Our revenues decreased $1,710.6 million due primarily to decreased revenues at our Power segment, our Midstream segment, and our Exploration & Production segment. Power revenues decreased approximately $1.5 billion due primarily to lower power, natural gas and crude and refined products sales volumes. Midstream's revenues decreased $238.1 million due primarily to the sale of our wholesale propane business in fourth-quarter 2003, which resulted in lower product sales for natural gas liquids trading activities. In addition, Exploration & Production's revenues decreased $78.7 million due primarily to lower production revenues from lower net realized average prices and lower production volumes as a result of property sales.

      Costs and operating expenses decreased $1,733.7 million due primarily to decreased costs and operating expenses at Power and Midstream. The decrease at Power is due primarily to lower power, natural gas and crude and refined products purchase volumes. The decrease at Midstream is due primarily to the 2003 sale of our wholesale propane business.

      Selling, general and administrative expenses decreased $21.2 million. This cost reduction is due primarily to reduced staffing levels at Power, reflective of our strategy to exit this business. Also contributing to the decrease was the absence of $11.8 million of expense related to the accelerated recognition of deferred compensation during 2003.

      Other expense - net, within operating income, in 2004 includes $6.1 million in fees related to the sale of PG&E receivables to Bear Stearns.

      General corporate expenses increased $9.1 million due primarily to increased third-party costs associated with the implementation of the Sarbanes-Oxley Act of 2002 and with efforts to evaluate and implement certain cost reduction strategies through internal initiatives and the potential outsourcing of certain services.

      Interest accrued - net decreased $101.6 million due primarily to:

            - $89.4 million lower interest expense and fees related to the RMT note payable, which was prepaid in May 2003 and partially refinanced at market rates;

            - $10.3 million lower amortization expense related to deferred debt issuance costs, primarily due to the reduction of debt;

            - a $3 million decrease reflecting lower average borrowing levels;

            - a $6 million decrease reflecting lower average interest rates on long-term debt; and

            - a $7.9 million decrease in capitalized interest, which offsets interest accrued, due primarily to completion of certain Midstream projects in the Gulf Coast Region.

      We entered into interest rate swaps with external counterparties primarily in support of the energy-trading portfolio (see Note 13 of Notes to Consolidated Financial Statements). The change in market value of these swaps was $5.3 million less favorable in 2004 than 2003. The total notional amount of these swaps was approximately $300 million at March 31, 2004 and March 31, 2003.

      Investing income decreased $36 million due primarily to:

            - $39.4 million lower interest income at Power as a result of 2003 accrual adjustments associated with certain 2003 FERC proceedings;

            - a $12 million impairment of a cost based investment related to Algar Telecom S.A. recognized in 2003;

            - $9.2 million higher equity earnings from Discovery Pipeline due primarily to the absence of unfavorable audit adjustments recorded at the partnership in 2003;

            - $6.5 million net unreimbursed Longhorn recapitalization advisory fees; and

            - $3.6 million of impairments during 2004 of certain international cost-based investments.

      Other income - net, below operating income, includes a $2.6 million net gain in 2004 and a $12.5 million net gain in 2003. The net gain in 2004 consists of a $2.5 million foreign currency transaction loss on a Canadian dollar denominated note receivable, more than

                                     99.6-4
offset by a $5.1 million derivative gain on a forward contract to fix the U.S. dollar principal cash flows from the note receivable. In 2004, the gain from the forward contract exceeds the foreign currency translation loss from the note as the note balance was substantially reduced in 2003 but the size of the related forward contract was unchanged. The net gain in 2003 consists of a $29.2 million foreign currency transaction gain on the same note, offset by a $16.7 million derivative loss on the forward contract.

      The provision (benefit) for income taxes was unfavorable by $23.7 million due primarily to a pre-tax income in 2004 as compared to a pre-tax loss for 2003. The effective income tax rate for 2004 is greater than the federal statutory rate due primarily to an accrual for income tax contingencies, net foreign operations and state income taxes. The effective income tax rate for 2003 is less than the federal statutory rate (less tax benefit) due primarily to an accrual for income tax contingencies and state income taxes.

      In addition to the operating results from activities included in discontinued operations (see Note 5 of Notes to Consolidated Financial Statements), the 2004 gain from discontinued operations includes a pre-tax gain of $3.6 million on the sale of the Alaska refinery, retail and pipeline assets and an adjustment to increase the gain on the sale of our 100 percent general partnership interest and 54.6 percent limited partner investment in Williams Energy Partners recorded in June 2003 by $3.3 million. The 2003 loss from discontinued operations includes $117.3 million of pre-tax impairments, offset by a gain on sale as follows:

            -     a $109 million impairment of Texas Gas Transmission;

            - an $8 million impairment of the Alaska refinery, retail and pipeline assets;

            - a $5 million impairment of the soda ash mining facility located in Colorado; and

            - a $4.7 million gain on the sale of a refinery and other related operations located in Memphis, Tennessee.

      The cumulative effect of change in accounting principles reduced net income for 2003 by $761.3 million due to a $762.5 million charge related to the adoption of EITF 02-3, slightly offset by $1.2 million related to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" (see Note 3 of Notes to Consolidated Financial Statements).

      In June 2003, we redeemed all of our outstanding 9.875 percent cumulative-convertible preferred shares.

RESULTS OF OPERATIONS - SEGMENTS

      We are currently organized into the following segments: Power, Gas Pipeline, Exploration & Production, Midstream and Other. Other primarily consists of corporate operations and certain continuing operations previously reported within the International and Petroleum Services segments. Our management currently evaluates performance based on segment profit (loss) from operations (see Note 13 of Notes to Consolidated Financial Statements).

      Prior period amounts have been restated to reflect these changes. The following discussions relate to the results of operations of our segments.

                                     99.6-5

POWER

OVERVIEW OF THREE MONTHS ENDED MARCH 31, 2004

      As described below, the continued effort to exit from the Power business, combined with liquidity constraints, and the effect of price changes on derivative contracts significantly influenced Power's first-quarter 2004 operating results.

      In the first quarter of 2004, Power continued to focus on 1) terminating or selling all or portions of the portfolio, 2) maximizing cash flow, 3) reducing risk, and 4) managing existing contractual commitments. These efforts are consistent with our 2002 decision to sell all or portions of Power's power, natural gas, and crude and refined products portfolios. The decrease in revenues, costs and selling, general and administrative expenses reflect our efforts to exit the Power business.

      Lack of liquidity in long-term power and natural gas markets also caused a decrease in power revenues and costs. Due to this lack of liquidity, we were not able to replace certain long-term power and natural gas contracts that expired or were terminated in 2003.

      Lower interest rates caused losses on derivative contracts, which are reflected as a decrease in revenues. Increased natural gas prices primarily caused an increase in the fair value of gas derivative contracts, which is reflected as an increase in revenues.

      Key factors that influence Power's financial condition and operating performance include the following:

            - prices of power and natural gas, including changes in the margin between power and natural gas prices;

            - changes in market liquidity, including changes in the ability to economically hedge the portfolio;

            -     changes in power and natural gas price volatility;

            -     changes in the regulatory environment; and

            -     changes in power and natural gas supply and demand.

OUTLOOK FOR THE REMAINDER OF 2004

      In the remainder of 2004, Power anticipates further variability in earnings due in part to the difference in accounting treatment of derivative contracts at fair value and the underlying non-derivative contracts on an accrual basis. This difference in accounting treatment combined with the volatile nature of energy commodity markets could result in future operating gains or losses. Some of Power's tolling contracts have a negative fair value, which is not reflected in the financial statements since these contracts are not derivatives. These tolling contracts may result in future accrual losses. Continued efforts to sell all or a portion may also have a significant impact on future earnings as proceeds may differ significantly from carrying values. The inability of counterparties to perform under contractual obligations due to their own credit constraints could also affect future operations.

THREE MONTHS ENDED MARCH 31, 2004 VS. THREE MONTHS ENDED MARCH 31, 2003

                            THREE MONTHS ENDED
                                 MARCH 31,
                         ------------------------
                             2004         2003
                         -----------  -----------
                                (MILLIONS)
Segment revenues         $   2,274.8  $   3,775.6
                         ===========  ===========
Segment loss             $     (32.7) $    (136.4)
                         ===========  ===========

                                     99.6-6

Revenues

      Power's revenues reflect the following:

            - gains and losses from changes in fair value of derivative contracts with a future settlement or delivery date;

            - revenue from sales of commodities or completion of energy-related services; and

            - gains and losses from net financial settlement of derivative contracts.

      Power's revenues decreased $1.5 billion, or 40 percent. Of this decrease, $890.2 million represents decreased power and natural gas revenues, $582.7 million represents decreased crude and refined products revenues and $27.9 million represents decreased interest rate portfolio revenues.

      A decrease in power and natural gas sales volumes primarily caused the decrease in power and natural gas revenues. Sales volumes decreased because Power did not replace certain long-term physical power and natural gas contracts that expired or were terminated in 2003, primarily due to a lack of market liquidity and efforts to reduce our commitment to the Power business. An increase in net unrealized revenue on natural gas derivatives partially offset the decrease in revenue. The impact of a greater increase in forward natural gas prices in 2004 on certain natural gas positions compared to the prior year caused this increase. In addition, power and natural gas revenues increased due to the absence of unrealized losses of approximately $70 million recorded in 2003 on contracts for which we elected the normal purchases and sales exception in second-quarter 2003. We now account for these contracts on an accrual basis. Finally, power and natural gas revenues in 2003 include a $37 million loss for increased power rate refunds owed to the state of California because of FERC rulings, which also partially offset the decrease in revenues.

      Crude and refined products revenues declined from lower sales volumes, reflecting our efforts to exit this line of business. A decrease in purchase volumes largely offset the effect of the decrease in sales volumes.

      Revenues reflect a net realized and unrealized loss of $43.5 million on interest rate derivatives in first-quarter 2004 compared to a net realized and unrealized loss of $15.6 million in first-quarter 2003. A greater decrease in interest rates in 2004 compared to the prior year caused this decrease in revenues from our interest rate portfolio.

Costs

      Power's costs represent purchases of commodities and fees paid for energy-related services. Power's costs decreased $1.6 billion or 41 percent. Of this decrease, $1.0 billion represents decreased power and natural gas costs and $579.9 million represents decreased crude and refined products costs.

      A decrease in power and natural gas purchase volumes primarily contributed to the decrease in power and natural gas costs. Purchase volumes decreased because Power did not replace certain long-term physical power and natural gas contracts that expired or were terminated in 2003. Decreased purchase volumes also caused the decrease in crude and refined products costs. Our efforts to exit this line of business caused the decrease in purchase volumes.

      Costs in 2004 reflect a $13 million payment made to terminate a non-derivative power sales contract.

                                     99.6-7

Gross Margin

      The gross margin loss of $2 million in first quarter 2004 declined $89.1 million, or 98 percent, from the gross margin loss in 2003. An increase in power and natural gas gross margin of $119.8 million primarily caused this improvement. The following factors, as discussed in the previous two sections, primarily caused the increase in power and natural gas gross margin:

            - the increase in net unrealized revenue on natural gas derivatives;

            - unrealized losses in 2003 of approximately $70 million on derivative contracts, which we treated on an accrual basis under the normal purchases and sales exception in 2004; and

            - the $37 million loss resulting from FERC rulings recognized in 2003.

The $13 million payment made to terminate a non-derivative power sales contract in the first quarter of 2004, as discussed above, partially offsets the increase in power and natural gas gross margin.

      A $27.9 million increase in the interest rate portfolio margin loss partially offsets the increase in power and natural gas gross margin. As discussed in the "Revenues" section above, a decrease in the fair value of interest rate derivatives primarily caused this increased interest rate portfolio margin loss.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased $20.2 million, or 56 percent, primarily due to staff reductions. Power employed approximately 245 employees at March 31, 2004 compared with approximately 327 at March 31, 2003. The staff reductions coincided with our efforts to exit the Power business.

Segment Profit

      Power's segment profit increased $103.7 million, or 76 percent. An increase in power and natural gas gross margins, partially offset by a decrease in interest rate portfolio gross margin, contributed to the increase in segment profit. A decrease in selling, general and administrative expenses as discussed above also contributed to the increase in segment profit.

GAS PIPELINE

OVERVIEW OF THREE MONTHS ENDED MARCH 31, 2004

      In February 2004, Transco placed an expansion into service increasing capacity on its natural gas system by 54,000 Dth/d. As discussed below, Gas Pipeline made additional progress towards repairing and restoring a segment of our natural gas pipelines in western Washington.

OUTLOOK FOR THE REMAINDER OF 2004

      In December 2003, we received an Amended Corrective Action Order (ACAO) from the U.S. Department of Transportation's Office of Pipeline Safety (OPS) regarding a segment of one of our natural gas pipelines in western Washington. The pipeline experienced two breaks in 2003 and we subsequently idled the pipeline segment until its integrity could be assured. The decision to idle the pipeline has not had a significant impact on our ability to meet market demand, primarily because we have a parallel pipeline in the same corridor. We have initiated an extensive testing program on the pipeline, including internal inspection and hydrostatic testing. As of the end of the day on May 4, 2004, approximately 85 miles have been hydrotested, representing approximately seventy-seven percent of the testing that is planned to restore portions of the exiting pipeline to temporary service by this summer. In the course of this extensive testing, one leak has been discovered, which will be remediated prior to returning that portion of the line to service. We will be requesting approval from OPS on a segment-by-segment basis upon completion of the testing program. On April 19, 2004, OPS approved returning the first 17-mile segment to service. We have determined that we must restore portions of the existing pipeline to temporary service to ensure our ability to meet customer short-term demands. As currently required by OPS, we

                                     99.6-8
plan to then replace the pipeline's entire capacity to meet long-term demands. The total costs are expected to be in the range of approximately $350 million to $410 million over the period 2003 to 2006, including approximately $9 million spent in 2003. The majority of these costs will be spent in 2005 and 2006. We expect to have adequate financial resources to comply with the order and replace the capacity, if required. We anticipate filing a rate case to recover these costs following the in-service date of the replacement facilities.

THREE MONTHS ENDED MARCH 31, 2004 VS. THREE MONTHS ENDED MARCH 31, 2003

                            THREE MONTHS ENDED
                                 MARCH 31,
                           --------------------
                             2004        2003
                           --------    --------
                               (MILLIONS)
Segment revenues           $  359.0    $  339.6
                           ========    ========
Segment profit             $  147.4    $  150.3
                           ========    ========

      The $19.4 million, or six percent, increase in Gas Pipeline revenues is due primarily to $18 million of higher transportation revenues associated with expansion projects. The $18 million consists of $10 million at Northwest Pipeline from an expansion project that became operational in October 2003 (Evergreen) and $8 million higher demand revenues on the Transco system resulting from new expansion projects (Trenton-Woodbury, November 2003 and Momentum Phases 1 & 2, May 2003 and February 2004). Revenue also increased due to $10 million higher gas exchange imbalance settlements (substantially offset in costs and operating expenses). Partially offsetting these increases were $3 million lower short term firm revenues and $2 million lower revenues associated with tracked costs, which are passed through to customers (offset in costs and operating expenses).

      Costs and operating expenses increased $24 million, or 15 percent, due primarily to $9 million higher fuel expense at Transco reflecting a reduction in pricing differentials on the volumes of gas used in operation as compared to 2003 and $9 million higher gas exchange imbalance settlements (offset in revenues). Costs and operating expenses also increased due to $6 million higher depreciation expense related to additional property, plant and equipment placed into service and $4 million higher expenses associated with non-capitalized maintenance projects. These increases were partially offset by a $5 million reduction of expense in first-quarter 2004 related to an adjustment to depreciation previously recognized and $2 million lower recovery of tracked costs, which are passed through to customers (offset in revenues).

      The $2.9 million, or 2 percent, decrease in Gas Pipeline segment profit is due to the $24 million higher costs and operating expenses partially offset by $19.4 million higher revenues and $2.0 million higher equity earnings (included in Investing income (loss)). The increase in equity earnings includes a $2.3 million increase in earnings from our investment in Gulfstream.

EXPLORATION & PRODUCTION

OVERVIEW OF THE THREE MONTHS ENDED MARCH 31, 2004

      Production volumes in the first quarter increased, but the benefit of those higher volumes was largely offset by lower contracted hedged prices. In the first quarter of 2004, average daily production was approximately 501 million cubic feet of gas equivalent, up from 491 million cubic feet in the fourth quarter of 2003.

OUTLOOK FOR THE REMAINDER OF 2004

      Our expectations for the remainder of the year include:

            - A continuing development drilling program in our key basins with an increase in activity in the Piceance basin.

            - Increasing our 2003 production level by 10 to 15 percent by the end of 2004. Approximately 80 percent of our forecasted production for the remainder of 2004 is hedged at prices that average $3.66 per mcfe at a basin level.

                                     99.6-9

THREE MONTHS ENDED MARCH 31, 2004 VS. THREE MONTHS ENDED MARCH 31, 2003

      The following discussions of the quarter-over-quarter results primarily relate to our continuing operations. However, the results for 2003 include those operations that were sold during 2003 that did not qualify for discontinued operations reporting. The operations classified as discontinued operations are the properties in the Hugoton and Raton basins.

                            THREE MONTHS ENDED
                                 MARCH 31,
                           --------------------
                             2004        2003
                           --------    --------
                               (MILLIONS)
Segment revenues           $  165.2    $  243.9
                           ========    ========
Segment profit             $   51.5    $  113.8
                           ========    ========

      The $78.7 million, or 32 percent decrease in Exploration & Production revenues is due primarily to $47 million lower production revenues reflecting lower net realized average prices and lower production volumes. The remainder of the decrease reflects a reduction in revenues from gas management activities, $10 million lower income from the utilization of excess transportation capacity and $7 million lower income on derivative instruments that did not qualify for hedge accounting.

      The decrease in domestic production revenues reflects $33 million associated with a 20 percent decrease in net realized average prices for production and $14 million from an eight percent decrease in net domestic production volumes. Net realized average prices include the effect of hedge positions. The decrease in production volumes primarily relates to the absence of volumes associated with properties sold in the second and third quarter of 2003. Production volumes for our core retained properties were consistent from period to period. We expect volumes to increase towards the end of the year as our drilling program continues.

      To minimize the risk and volatility associated with the ownership of producing gas properties, we enter into derivative forward sales contracts, which economically lock in a price for a portion of our future production. Approximately 83 percent of domestic production in the first quarter of 2004 were hedged. These hedging decisions are made considering our overall commodity risk exposure.

      Costs and expenses, including selling, general and administrative expenses, decreased $20 million, primarily reflecting the following:

            - $13 million lower gas management expenses associated with the lower revenues from gas management activities mentioned above; and

            - $4 million lower depreciation, depletion and amortization expense primarily as a result of lower production volumes.

      The $62.3 million decrease in segment profit is due primarily to the lower production revenues as discussed above and the lower revenues related to excess transportation capacity and non hedge derivative income.

                                    99.6-10

MIDSTREAM GAS & LIQUIDS

OVERVIEW OF THREE MONTHS ENDED MARCH 31, 2004

      Consistent with our strategy to invest in targeted growth areas and divest non-core assets, we placed into service additional infrastructure in the deepwater offshore area of the Gulf of Mexico and expanded the Opal gas processing facility in Wyoming. In the Gulf of Mexico, the Devils Tower platform handling facility and the Gunnison pipeline assets were placed into service in the first quarter of 2004 and are expected to begin contributing to segment profit in the upcoming quarters. The Opal expansion began operating in March of 2004.

OUTLOOK FOR THE REMAINDER OF 2004

      The following factors could impact our business in the remaining quarters of 2004 and beyond:

            - Continued growth in the deepwater areas of the Gulf of Mexico is expected to contribute to, and become a larger component of, our future segment revenues and segment profit. We expect these additional fee-based revenues to lower our overall exposure to commodity price risks. Incremental revenues related to the Gunnison and Devils Tower deepwater projects are expected to continue growing throughout 2004 and make a significant contribution to total annual segment profit in 2004.

            - Our gas processing margins were above the five-year annual average in the first quarter of 2004. However, we do not expect the average annual margin for the remainder of 2004 to exceed this average.

            - Beginning in the second quarter of 2003, our Gulf Coast gas processing plants earned additional fee revenues from short-term processing agreements contracted in response to gas merchantability orders from pipeline operators requiring producers' gas to be processed to achieve pipeline quality standards. The termination of these short-term contracts could result in lower Gulf Coast processing revenues. These contracts could be terminated as a result of a shift in regulatory policy or a sustained, long-term period of favorable gas processing margins.

            - We continue to evaluate and pursue the sale of various assets. The completion of certain asset sales may have the effect of lowering revenues and/or segment profit in the periods following the sales. We have announced our intent to sell the following assets:

                        - Canadian straddle plants (currently reported as discontinued operations),

                        - Cameron Meadows/Black Marlin gas gathering and processing assets,

                        -     Conway NGL fractionator and storage facilities,

                        -     South Texas gas gathering assets,

                        -     Ethylene distribution system (Gulf Coast), and

                        - Gulf Liquids facility (currently reported as discontinued operations).

      Additional fee-based revenues from our new deepwater assets are expected to mitigate segment profit decline resulting from these asset sales. As we continue to evaluate and execute our asset divestiture strategy, certain assets for sale may meet the requirements to be reported as discontinued operations.

                                    99.6-11

THREE MONTHS ENDED MARCH 31, 2004 VS. THREE MONTHS ENDED MARCH 31, 2003

      Pursuant to generally accepted accounting principles, we have classified the operations of Gulf Liquids, West Stoddart, Redwater and the Canadian straddle plants as discontinued operations. All prior periods reflect this reclassification.

                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                                 --------------------
                                                   2004       2003
                                                 --------   ---------
                                                     (MILLIONS)
Segment revenues                                 $  627.3   $   865.4
                                                 ========   =========
Segment profit
  Domestic Gathering & Processing                $   78.2   $   100.6
  Venezuela                                          21.5        13.6
  Canada                                             (2.8)       (6.7)
  Other                                              11.4         4.7
                                                 --------   ---------
    Total                                        $  108.3   $   112.2
                                                 ========   =========

      The $238.1 million decrease in Midstream's revenues is primarily the result of lower trading revenues largely due to the fourth quarter 2003 sale of our wholesale propane business. This decline is partially offset by a $47 million increase as the result of the marketing of natural gas liquids (NGLs) on behalf of our customers. Before 2004, our purchases of customers' NGLs were netted within revenues. In 2004, these purchases of customers' NGLs are reported as a cost of goods sold. In addition, revenues increased $56 million largely due to higher production volumes at our Gulf Coast gas processing plants and olefins facilities as well as higher revenues from our Venezuelan facilities.

      Cost and operating expenses declined $222 million as a result of lower trading costs largely due to the sale of our wholesale propane business. This decline is partially offset by the increase in costs related to the increase in NGLs marketed on behalf of customers, as noted above. Also, costs and operating expenses increased as a result of $39 million in higher domestic natural gas purchases used to replace the heating value of NGLs extracted at our gas processing facilities. Also, feedstock purchases at our Gulf Coast olefins facility rose as a result of higher production volumes and market prices.

      Total Midstream segment profit for the first quarter of 2004 decreased $3.9 million compared to the first quarter of 2003. Results from our domestic gathering and processing business declined as a result of lower processing margins caused by rising natural gas prices in the West Region. Improved results at our Canadian and Venezuelan facilities as well as the absence of audit adjustments recorded in the first quarter 2003 to our Discovery partnership investment offset lower domestic margins. A more detailed analysis of segment profit of our various operations is presented below.

      Domestic Gathering & Processing: The $22.4 million decrease in domestic gathering and processing segment profit includes a $24 million decline in the West Region while the Gulf Coast Region's segment profit increased $2 million.

      The $24 million decline in the West Region's segment profit is primarily due to a $21 million decline in gas processing margins highlighting the impact of more favorable margins realized during the first quarter of 2003. Both quarters experienced strong NGL prices supported by high crude prices. In the first quarter of 2003, our West Region plants yielded very favorable gas processing margins as transportation constraints created downward price pressure on Wyoming natural gas prices. During that period, gas prices were 64 percent of those in the Gulf Coast area. However, with the additional pipeline capacity provided by the completion of the Kern River Pipeline system, Wyoming's gas prices rebounded in the first quarter of 2004 to 89 percent of Gulf Coast area prices.

      Segment profit for our Gulf Coast Region increased slightly compared to the first quarter of 2003. Gas processing margins improved $2 million due to significantly higher production volumes stemming from new processing agreements created to allow producers' gas to be processed to achieve pipeline quality standards. In addition, we resolved a 1999 gas measurement contingent liability resulting in a $3 million favorable impact to segment profit. Offsetting these increases is $3 million in depreciation expense relating to the Devils Tower and Gunnison projects. These projects will not begin to contribute material revenues until the second quarter of 2004.

      Venezuela: Segment profit for our Venezuelan assets increased $7.9 million as a result of a fire at the El Furrial facility that reduced revenues by $10 million in the first quarter of 2003. Partially offsetting this increase was lower equity earnings from our investment in the Accroven partnership and higher currency revaluation expenses. Our Venezuelan assets are currently operated for

                                    99.6-12
the exclusive benefit of Petroleos de Venezuela S.A. (PDVSA), the state owned Petroleum Corporation of Venezuela. The Venezuelan economic and political environment can be volatile, but has not significantly impacted the operations and cash flows of our facilities.

      Effective February 7, 2004, the Venezuelan government revalued the fixed exchange rate for their local currency from 1,600 Bolivars to the dollar to 1,920 Bolivars to the dollar. This effect of this Bolivar devaluation was recorded in the first quarter of 2004 as a $1.3 million charge to earnings.

      Canada: Segment profit for our Canadian operations improved $3.9 million as a result of lower operating expenses and currency translation adjustments. General and administrative expenses were $2 million less due to the effect of the 2003 asset sales. In addition, currency translation adjustments were also favorable by $2 million as a result of a strengthening Canadian dollar. These favorable variances are partially offset by $1 million lower olefins production margins at our Redwater/Fort McMurray facility.

      Other: The $6.7 million increase in segment profit for our other operations is primarily due to higher domestic olefins margins and favorable partnership earnings, as follows:

            - Segment profit for our Domestic Olefins operations increased $4 million primarily as a result of improved olefins fractionation prices attributed to lower ethylene supplies and higher demand for olefins products. Ethylene production volumes increased 40 percent compared to the first quarter of 2003 primarily due to a new contract with a major customer.

            - Earnings from partially owned domestic assets accounted for using the equity method are $9 million higher due to $8 million in prior period accounting adjustments on the Discovery partnership recorded during the first quarter of 2003.

            - Segment profit for our Trading, Fractionation, and Storage group declined $6 million primarily due to $10 million lower net trading revenues caused by the sale of our wholesale propane business in the fourth quarter of 2003 and the quarterly lower of cost or market valuation of NGL line fill inventories. Lower selling, general and administrative expenses and other charges comprise the remaining offsetting variance.

OTHER

                                THREE MONTHS ENDED
                                     MARCH 31,
                               -------------------
                                 2004        2003
                               -------     -------
                                   (MILLIONS)
Segment revenues               $  12.6     $  28.0
                               =======     =======
Segment profit (loss)          $  (8.7)    $   4.8
                               =======     =======

      Other segment revenues for first-quarter 2003 include approximately $14 million of revenues related to certain butane blending assets, which were sold during third-quarter 2003.

      Other segment loss for 2004 includes $6.5 million net unreimbursed advisory fees related to the recapitalization of Longhorn Partners Pipeline, L.P. (Longhorn) in February 2004. If the project achieves certain future performance measures, the unreimbursed fees may be recovered. As a result of this recapitalization, we sold a portion of our equity investment in Longhorn for $11.4 million, received $58 million in repayment of a portion of our advances to Longhorn and converted the remaining advances, including accrued interest, into preferred equity interests in Longhorn. These preferred equity interests are subordinate to the preferred interests held by the new investors. Other than the unreimbursed fees, no gain or loss was recognized on this transaction.

                                    99.6-13

FAIR VALUE OF TRADING DERIVATIVES

      The chart below reflects the fair value of derivatives held for trading purposes as of March 31, 2004. We have presented the fair value of assets and liabilities by the period in which we expect them to be realized.

   TO BE          TO BE          TO BE       TO BE REALIZED
REALIZED IN    REALIZED IN    REALIZED IN      IN 61-120
1-12 MONTHS    13-36 MONTHS   36-60 MONTHS       MONTHS      TOTAL FAIR
 (YEAR 1)      (YEARS 2-3)    (YEARS 4-5)     (YEARS 6-10)      VALUE
-----------    ------------   ------------   --------------  ----------
                               (MILLIONS)
  $  (63)           $ 8           $  (14)         $  (2)        $  (71)

      As the table above illustrates, we are not materially engaged in trading activities. However, we hold a substantial portfolio of non-trading derivative contracts. Non-trading derivative contracts are those that hedge or could possibly hedge Power's long-term structured contract position and the activities of our other segments on an economic basis. Certain of these economic hedges have not been designated as or do not qualify as SFAS No. 133 hedges. As such, changes in the fair value of these derivative contracts are reflected in earnings. We also hold certain derivative contracts, which do qualify as SFAS No. 133 cash flow hedges, which primarily hedge Exploration & Production's forecasted natural gas sales. As of March 31, 2004, the fair value of these non-trading derivative contracts was a net asset of $281 million.

COUNTERPARTY CREDIT CONSIDERATIONS

      We include an assessment of the risk of counterparty non-performance in our estimate of fair value for all contracts. Such assessment considers 1) the credit rating of each counterparty as represented by public rating agencies such as Standard & Poor's and Moody's Investors Service, 2) the inherent default probabilities within these ratings, 3) the regulatory environment that the contract is subject to and 4) the terms of each individual contract.

      Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We continually assess this risk. We have credit protection within various agreements to call on additional collateral support if necessary. At March 31, 2004, we held collateral support of $426 million.

      We also enter into netting agreements to mitigate counterparty performance and credit risk. During first-quarter 2004, we did not incur any significant losses due to recent counterparty bankruptcy filings.

      The gross credit exposure from our derivative contracts as of March 31, 2004 is summarized below.

                                                       INVESTMENT
            COUNTERPARTY TYPE                           GRADE(a)       TOTAL
            -----------------                          ----------   -----------
                                                              (MILLIONS)
Gas and electric utilities                             $  1,219.4   $   1,361.9
Energy marketers and traders                              2,559.6       4,989.1
Financial institutions                                    1,117.2       1,117.2
Other                                                         3.7           8.6
                                                       ----------   -----------
                                                       $  4,899.9       7,476.8
                                                       ==========
Credit reserves                                                           (52.9)
                                                                    -----------
Gross credit exposure from derivatives(b)                           $   7,423.9
                                                                    ===========

                                    99.6-14

      We assess our credit exposure on a net basis. The net credit exposure from our derivatives as of March 31, 2004 is summarized below.

                                                   INVESTMENT
                 COUNTERPARTY TYPE                  GRADE(a)       TOTAL
                 -----------------                  --------   ----------
                                                         (MILLIONS)
Gas and electric utilities                          $  593.5   $    604.6
Energy marketers and traders                            60.6        434.1
Financial institutions                                 175.0        175.0
Other                                                    2.4          2.7
                                                    --------   ----------
                                                    $  831.5      1,216.4
                                                    ========
Credit reserves                                                     (52.9)
                                                               ----------
Net credit exposure from derivatives(b)                        $  1,163.5
                                                               ==========

(a) We determine investment grade primarily using publicly available credit ratings. We included counterparties with a minimum Standard & Poor's rating of BBB- or Moody's Investors Service rating of Baa3 in investment grade. We also classify counterparties that have provided sufficient collateral, such as cash, standby letters of credit, adequate parent company guarantees, and property interests, as investment grade.

(b) One counterparty within the California power market represents more than ten percent of the derivative assets and is included in investment grade. Standard & Poor's and Moody's Investors Service do not currently rate this counterparty. We included this counterparty in the investment grade column based upon contractual credit requirements in the event of assignment or substitution of a new obligation for the existing one.

                                    99.6-15

FINANCIAL CONDITION AND LIQUIDITY

LIQUIDITY

Overview

      Entering 2003, we faced significant liquidity challenges with sizeable maturing debt obligations and limited financial flexibility. In February 2003, we outlined our planned business strategy to address these challenges, which included reducing debt and increasing our liquidity through asset sales, strategic levels of financing and reductions of operating costs.

      As discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, we successfully executed certain critical components of our plan during 2003. Key execution steps for 2004 and beyond include the following:

            - completion of planned asset sales, which are estimated to generate proceeds of approximately $800 million in 2004;

            -     additional reductions of our SG&A costs;

            - the replacement of our cash-collateralized letter of credit and revolver facility with facilities that do not encumber cash; and

            -     continuation of our efforts to exit from the Power business.

Sources of liquidity

      Our liquidity is derived from both internal and external sources. Certain of those sources are available to us (at the parent level) and others are available to certain of our subsidiaries.

      At March 31, 2004, we have the following sources of liquidity:

            - Cash-equivalent investments at the corporate level of $1.7 billion as compared to $2.2 billion at December 31, 2003.

            - Cash and cash-equivalent investments of various international and domestic entities of $259 million, as compared to $91 million at December 31, 2003.

      At March 31, 2004, we have capacity of $532 million available under our $800 million revolving and letter of credit facility compared to $447 million at December 31, 2003. In June 2003, we entered into this revolving and letter of credit facility, which is used primarily for issuing letters of credit and must be collateralized at 105 percent of the level utilized (see Note 10 of Notes to Consolidated Financial Statements).

      We have an effective shelf registration statement with the Securities and Exchange Commission that authorizes us to issue an additional $2.2 billion of a variety of debt and equity securities. However, the ability to utilize this shelf registration for debt securities is restricted by certain covenants associated with our $800 million 8.625 percent senior unsecured notes.

      In addition, our wholly owned subsidiaries Northwest Pipeline and Transco have outstanding registration statements filed with the Securities and Exchange Commission. As of March 31, 2004, approximately $350 million of shelf availability remains under these registration statements. However, the ability to utilize these registration statements is restricted by certain covenants associated with our $800 million 8.625 percent senior unsecured notes. Interest rates, market conditions, and industry conditions will affect amounts raised, if any, in the capital markets.

      During the first three months of 2004, we satisfied liquidity needs with:

            - $279 million in cash generated from the sale of the Alaska refinery and related assets, and

            - $149.9 million in cash generated from cash flows of continuing operations.

                                    99.6-16

Outlook for the remainder of 2004

      We estimate capital and investment expenditures will be approximately $725 million to $825 million for 2004. During the remainder of 2004, we expect to fund capital and investment expenditures, debt payments and working-capital requirements through (1) cash and cash equivalent investments on hand, (2) cash generated from operations, and (3) cash generated from the sale of assets. We expect to realize approximately $800 million from asset sales in 2004 (including the $279 million of cash received from the March 31, 2004 sale of the Alaska refinery) and expect to generate $1.0 to $1.3 billion in cash flow from continuing operations.

      In April 2004, we entered into two unsecured bank revolving credit facilities totaling $500 million. These facilities provide for borrowings and letters of credit, but will be used primarily for issuing letters of credit. During April 2004, use of these new facilities released approximately $500 million of restricted cash, restricted investments and margin deposits. Also, on May 3, 2004 we entered into a new three-year, $1 billion secured revolving credit facility which is available for borrowings and letters of credit. Northwest Pipeline and Transco have access to $400 million each under the facility. The new facility is secured by certain Midstream assets and a guarantee from WGP (see Note 10 of Notes to the Consolidated Financial Statements).

      In the remainder of 2004, we expect to make significant additional progress towards debt reduction while maintaining management's estimate of appropriate levels of cash and other forms of liquidity. To manage our operations and meet unforeseen or extraordinary calls on cash, we expect to maintain cash and/or liquidity levels of at least $1 billion. While our access to the capital markets continues to improve, one of our indentures, as well as the two unsecured facilities closed in April, have covenants that restrict our ability to issue new debt, with minimal exceptions, until a certain fixed charge coverage ratio is achieved. We expect to satisfy this requirement by the end of 2005.

Credit ratings

      As part of executing the business plan announced in February of 2003, we established a goal of returning to investment grade status. While reduction of debt is viewed as a key contributor towards this goal, certain of the key credit rating agencies have imputed the financial commitments associated with our long-term tolling agreements within the Power business as debt. If we are unable to achieve our goal of exiting the Power business and/or the elimination of these commitments, receiving an investment grade rating may be further delayed. See Note 1 of Notes to Consolidated Financial Statements for a further discussion on the Power business status.

Off-balance sheet financing arrangements and guarantees of debt or other commitments to third parties

      As discussed previously, in April 2004, we entered into two unsecured bank revolving credit facilities totaling $500 million. We were able to obtain the unsecured credit facilities because the bank syndicated its associated credit risk into the institutional investor market via a 144A offering. Upon the occurrence of certain credit events, outstanding letters of credit become cash collateralized creating a borrowing under the facilities, and concurrently the bank can deliver the facilities to the institutional investors, whereby the investors replace the bank as lender under the facilities.

      The bank established trusts funded by the institutional investors, whereby the assets of the trusts serve as collateral to reimburse the bank for our borrowings in the event the facilities are delivered to the investors. We have no asset securitization or collateral requirements under the new facilities. During April 2004, use of these new facilities released approximately $500 million of restricted cash, restricted investments and margin deposits (see Note 10 of Notes to the Consolidated Financial Statements).

OPERATING ACTIVITIES

      In the first quarter of 2003, we recorded an accrual for fixed rate interest included in the RMT Note on the Consolidated Statement of Cash Flows representing the quarterly non-cash reclassification of the deferred fixed rate interest from an accrued liability to the RMT Note. The amortization of deferred set-up fee and fixed rate interest on the RMT Note relates to amounts recognized in the income statement as interest expense, which were not payable until maturity. The RMT Note was repaid in May 2003.

      Items reflected as discontinued operations within operating activities in the Consolidated Statement of Cash Flows include approximately $70 million in use of funds related to the timing of settling working capital issues of the Alaska refinery and related assets. We expect to receive the proceeds from the collection of approximately $58 million in trade receivables related to the Alaska refinery and related assets in the second quarter.

                                    99.6-17

FINANCING ACTIVITIES

      On March 15, 2004, we retired the remaining $679 million obligation pertaining to the outstanding balance of the 9.25 percent senior unsecured Notes due March 15, 2004. The $679 million represented the remaining amount of the Notes subsequent to the fourth-quarter 2003 tender which retired $721 million of the original $1.4 billion balance.

      For a discussion of other borrowings and repayments in 2004, see Note 10 of Notes to Consolidated Financial Statements.

      Dividends paid on common stock are currently $.01 per common share on a quarterly basis and totaled $5.2 million for the three months ended March 31, 2004. One of the covenants under the indenture for the $800 million senior unsecured notes due 2010 currently limits our quarterly common stock dividends to not more than $.02 per common share. This restriction will be removed in the future if certain requirements in the covenants are met.

INVESTING ACTIVITIES

      During the first quarter of 2004, we purchased $235.9 million of restricted investments comprised of U.S. Treasury notes and retired $331.2 million on their scheduled maturity date. We made these purchases to satisfy the 105 percent cash collateralization covenant in the $800 million revolving credit facility (see Note 10 of Notes to Consolidated Financial Statements).

      During February 2004, we were a party to a recapitalization plan completed by Longhorn Partners Pipeline, L.P. (Longhorn). As a result of this plan, we received $58 million in repayment of a portion of our advances to Longhorn and converted the remaining advances, including accrued interest, into preferred equity interests in Longhorn. The $58 million received is included in Proceeds from dispositions of investments and other assets.

      The following first-quarter sales provided significant proceeds from sales and may include various adjustments subsequent to the actual date of sale.

      In 2004:

            - $279 million of cash proceeds related to the sale of Alaska refinery, retail and pipeline and related assets.

      In 2003:

            -     $453 million related to the sale of the Midsouth refinery;

            - $188 million related to the sale of the Williams travel centers; and

            -     $40 million related to the sale of the Worthington facility.

CONTRACTUAL OBLIGATIONS

      As discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, we had certain contractual obligations at December 31, 2003, with various maturity dates, related to the following:

            -     notes payable;

            -     long-term debt;

            -     capital and operating leases;

            -     purchase obligations; and

            - other long-term liabilities, including physical and financial derivatives.

                                    99.6-18

      During the first-quarter 2004, the amount of our contractual obligations changed significantly due to the following:

            - On March 15, 2004, we retired the remaining $679 million obligation pertaining to the outstanding balance of the 9.25 percent senior unsecured Notes due March 15, 2004.

            - Power's physical and financial derivative obligations decreased by approximately $483 million. The decrease is due to normal trading and market activity and the expiration of obligations related to the first three months of 2004.

            - As part of the sale of the Alaska refinery, we terminated a $385 million crude purchase contract with the state of Alaska.

                                    99.6-19